UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2025

Worthy Wealth, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-12388

Georgia	93-2330985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11175 Cicero Dr. Suite 100 Alpharetta, GA	30022
(Address of principal executive office)	(Zip Code)

(678) 646-6791

(Registrant’s telephone number, including area code)

Worthy Wealth Common Shares

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should thoroughly read this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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Item 1. Business.

Worthy Wealth, Inc. (the “Company”) was formed as a Georgia corporation on July 11, 2023, and has authorized 10,000,000 shares of its par value common stock, with a par value of $0.0001 (the “Common Shares”). To date our activities have involved the organization of our Company and the negotiation of a stock purchase agreement (the “SPA”) pursuant to which the Company may acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc., a Florida corporation (“WPB”) and Worthy Property Bonds 2, Inc., a Florida corporation (“WPB2”), which we refer to together as the “WPB Companies”, as well as their two wholly-owned subsidiaries, Worthy Lending V, LLC, a Delaware limited liability company and a subsidiary of WPB (“Worthy Lending V”) and Worthy Lending VI, LLC, a Delaware limited liability company and a subsidiary of WPB2 (“Worthy Lending VI”), which we refer to together as the “Worthy Lending Entities” (the “Acquisition”). The SPA was executed on December 11, 2023, but not closed as of the date of the filing, by and between the Company and Worthy Financial Inc., a Delaware corporation (“WFI”) (the “Purchase Agreement”). The WPB Companies and the Worthy Lending Entities are collectively referred to herein as the “Target Companies”.

Our real estate lending business will be primarily conducted through our operating subsidiaries. Under our subsidiaries’ business models, we intend to generate revenue in multiple ways, through:

●	interest generated from each loan that we make;
●	distributions from real estate investments; and
●	fees from ancillary services that we may introduce to our Worthy members.

The Company, through the Target Companies, as well as Worthy Wealthy Realty, Inc., (“WWR”) a wholly owned subsidiary of the Company, Worthy Wealthy Senior Living, Inc., (“WWSL”) a wholly owned subsidiary and anticipated additional subsidiaries will be engaged in the business of real estate finance. Both WPB and WPB2 offer real estate bonds directly through the Worthy website and through the Worthy App under separate Regulation A, Tier 2 offerings.

As stated above, in addition to WPB and WPB2, the Company’s recently formed subsidiaries, WWR, WWSL and anticipated additional subsidiaries intend to offer newly structured bonds for infrastructure development for national real estate home builders, and, the Company also intends to organize additional wholly owned subsidiary issuers of SEC qualified debt and equity securities.

Our business model, which will be implemented through the Target Companies, WWR, WWSL, and anticipated additional subsidiaries will be centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate through our subsidiaries. More specifically, the types of investments the Company intends to make through its subsidiaries include 1-3 year first mortgages for smaller developers, a combination of first mortgages and equity interest in real estate for larger developers, and investments in infrastructure development projects for major U.S. homebuilders. This anticipated business model would include loans and investments from $500,000 to $5,000,000 secured by or including ownership interest in, properties with loan or investment to value ratios (supported by third-party appraisals) of approximately 67% and generating yields of between 11% and 17%.

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We anticipate that (i) at least 55% of the assets to be held by the Target Companies, WWR, WWSL, and anticipated additional subsidiaries will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”), (ii) at least an additional 25% of the assets to be held by the Target Companies, WWR, and anticipated additional subsidiaries will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests), and (iii) not more than 20% of the total assets to be held by the Company, through the Target Companies, WWR, WWSL, and anticipated additional subsidiaries shall consist of assets that have no relationship to real estate provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act. Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. The proceeds from the Target Companies, WWR, WWSL, anticipated additional subsidiaries recently organized by the Company, and sale of Worthy Bonds will provide the capital for these activities.

Summary of Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”. These risks include, but are not limited to the following:

●	We are an early-stage startup with no operating history, and we may never become profitable;
●	Other than through the sale of the Common Shares, and income generated from the operation of our business, we may be unable to meet our operating expenses;
●	We have no operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;
●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;
●	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;
●	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;
●	Competition in our industry is intense;
●	Holders of our Common Shares are exposed to the credit risk of our Company;
●	There has been no public market for our Common Shares and none is expected to develop; and
●	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

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History and Recent Developments –

Organizational Structure

The following reflects the current organization structure of WWI:

THE WORTHY WEALTH COMPANIES

Worthy Wealth, Inc.
Issues Common Stock and Income Venture Units
Worthy Wealth Management, Inc.
Management Company
Worthy Wealth Realty, Inc.
Issues bonds for investments in housing infrastructure
Worthy Wealth Senior Living, Inc.
Issues Preferred Stock for investments in Senior Living Facilities

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RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks before deciding to purchase our securities in the offering. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements. All references to the business of the Worthy Companies herein assume the closing of the SPA, which, as of the date of this filing, has not yet occurred.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

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The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified borrowers apply for loans, our growth and revenue would be negatively impacted.

The outbreak of any health epidemic may cause an overall decline in the economy as a whole, and may materially harm our business, results of operations and financial condition.

The Company’s operations may be affected by future health-related threats. The ultimate disruption which may be caused by any such outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources.

Our management team has limited experience in real estate investing.

Our management team’s experience in real estate investing is primarily related to underwriting mortgage loans. If the method adopted by the Company for evaluating real estate property related to a potential real estate loan and for establishing interest rates for the corresponding real estate loan proves flawed, investors may not receive the expected return on their investment in Common Shares, which could negatively impact your investment in the Company.

We have limited experience in managing real estate investments or developing real estate projects.

Our management team’s experience in managing real estate investments and developing real estate projects is limited. If the borrower is unable to repay its obligations under a loan from us, we may foreclose on the real estate property. Although we will seek out purchasers for the property, we or experienced third parties engaged by us may have to take an active role in the management of the real estate or the project. Prospective investors should consider that the members of our management have limited experience in managing real estate or developing real estate projects. No assurances can be given that we or third parties engaged by us can manage real estate or operate real estate projects profitably.

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Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We have no operating history upon which you can evaluate our performance.

The Company is a start-up with no operating history and is, thus, currently not profitable. The Company expects that it will lose money in the foreseeable future, and we may not be able to achieve profitable operations. In order to achieve profitable operations, we will need to raise significant proceeds from the sale of the subsidiary Company Worthy Bonds and effectively deploy those proceeds by making secured loans or other permissible investments that provide a sufficient return to pay the interest payments on such Worthy Bonds, fund our operating expenses and generate a net profit. The Company cannot be certain that its business will be successful or that it will generate significant revenues and become profitable. An investment in the Company is highly speculative, and no assurance can be given that the stockholders will realize any return on their investment or that they will not lose their entire investment.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended June 30, 2025.

We are an early-stage startup with no operating history, and we may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph in their opinion on our audited consolidated financial statements for the year ended June 30, 2025, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. No assurances can be given that we will achieve success in selling our Common Shares, or that the Worthy Companies will achieve success in selling their Worthy Bonds.

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We may need to raise additional capital to implement our business plan.

We have not generated any revenues and we are dependent on the proceeds from the Offering to provide funds to implement our business model. We will be dependent on the proceeds of the Companies’ offerings of Worthy Bonds, as well as any other formed or to be formed subsidiaries, to implement our business model. We may have substantial future cash requirements but no assured financing source to meet such requirements. Our future capital requirements will depend on a number of factors, including our ability to generate sufficient “spread” between the interest rate on the Worthy Bonds and the interest our lending subsidiaries receive from loans and other permissible investments they make using proceeds received from the sale of Worthy Bonds. If adequate funds are not available, including from the Offering, the Company may be required to delay or scale back its business plan.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	expand the user base for the Worthy App and Worthy Website;
●	Increase the number and total volume of loans and other permissible investments made by our subsidiary issuers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of financing small real estate developers;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

We may experience losses on the loans we make or other permissible investments by our lending subsidiaries.

The Companies’ loans made and to be made by our lending subsidiaries, are and are planned to be primarily secured by the assets of the borrowers, there is no assurance that general economic conditions or the specific business and financial condition of the borrower, will not result in loan defaults. In that event, we would incur the costs to foreclose on our secured interests and there are no assurances that the amount we may recover from the disposal of the assets will equal the amounts of the obligation and associated costs.

The amount of repayments that bond holders of the Companies demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders of the subsidiaries. Such repayment, however, is subject to the then-current liquidity of the respective subsidiary Company. Pursuant to the terms of the subsidiary Companies’ Investor Agreements, investors may require the respective subsidiary Company to repay the amount of their Worthy Bonds on 5 days’ notice, provided, however, if the requested amount of repayment is greater than $50,000 such repayment must be made by the subsidiary Company within 30 days of the request. Any failure to make repayments on the foregoing terms is an event of default.

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In the event there are more demands for repayment to meet than the cash and cash equivalents on hand, we may make capital contributions to the subsidiary Companies to meet the demands to avoid an event of default. Such contributions or an event of default by either of the subsidiary Companies would negatively impact the financial position of the Company and would negatively impact your investment.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Although a significant part of our loan decisions will be based on appraisals of the real estate underlying the loans, our decisions will be based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We will rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we intend to rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which mortgage loans or the volume of mortgage loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of small mortgage borrowers we are referred. Any significant reduction in small developer mortgage borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the WPB Companies, WWR, and WWSL, which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries. Certain of our executive officers and directors, but not all, are also executive officers and directors of WFI, and its subsidiaries Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc., Worthy Property Bonds 2, Inc., Worthy Wealth Realty, Inc., Worthy Wealth Senior Living, Inc., and Worthy Management. These potential conflicts of interest pose a risk that those executive officers and directors may devote an insufficient amount of time and effort to operating our Company because they are too busy devoting their time and effort to the operations of the other entities set forth above. There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations.

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A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We will process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

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We will contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We will maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we will consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses will be an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of other small developer real estate lenders and, if we do not compete effectively, our operating results could be harmed.

We will compete with other companies that make small developer real estate loans. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

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The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We will receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Companies’ Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Christopher Carter, Sally Outlaw and Alan Jacobs.

We rely on our directors and management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers and directors, Christopher Carter, Sally Outlaw and Alan Jacobs. Our key personnel have expertise that could not be easily replaced if we were to lose any or all of their services.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

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We are subject to the risk of fluctuating interest rates, which could harm our planned business operations.

We expect to generate income from the interest rates we charge borrowers or otherwise make from our permissible investments, including any loan origination fees paid by borrowers. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations and could negatively affect your investment in the Company.

The Company, or the Target Companies, may be subject to fines and penalties for failure to timely file reports and amendments with the SEC, including annual reports, semi-annual reports, current reports, post-qualification amendments, and supplements.

The SEC requires Regulation A issuers to file certain reports, supplements and amendments after an offering has been qualified to sell to investors. Specifically, issuers are required to file annual and semi-annual reports and current reports reflecting certain changes and events that are material to investors. Further, post-qualification amendments must be filed for ongoing offerings at least every 12 months after the qualification date to include the consolidated financial statements that would be required by Form 1–A as of such date; and post-qualification amendments or supplements are required to be filed to reflect any facts or events arising after the qualification date of the offering statement (or the most recent post-qualification amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the offering statement. Any failure to timely file the foregoing could result in SEC fines, penalties, or other enforcement actions, including, in certain circumstances, to a rescission offering, which could potentially negatively impact the financial status of the company involved, and any investments therein.

The Company has filed all required annual, semi-annual and current reports, and post-qualification supplements or amendments.

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Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if the Company, either of the subsidiary Companies, WWR, WWSL or any future subsidiaries, are deemed to be investment companies under the Investment Company Act.

The subsidiary Companies rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). It is possible that the staff of the SEC could disagree with our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If the Company, either subsidiary Company, WWR or WWSL is deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require compliance with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

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If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to the Offering and/or the unregistered sale of securities by the Company pursuant to their offerings, as applicable, would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, if the Company or a subsidiary Company is deemed to be an investment company under the Investment Company Act, that entity would no longer be eligible to offer securities under Regulation A of the Securities Act in the Offering, or at all. In the event that this occurs, the Company and or a subsidiary Company, as the case may be, would have to immediately terminate their offering. The unregistered issuance of securities to investors would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the subsidiary Companies may not have the funds required to address all rescissions if a large number of their investors seek rescission at the same time, and as a result, the subsidiary Company may be delayed in the delivery of funds for such rescissions and may be required to sell some of its assets, which may take significant amounts of time and may yield less than is needed to meet its rescission obligations. Additionally, the Company and/or a subsidiary Company, as applicable, would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations.

If we are deemed to be an investment company under the Investment Company Act and is therefore ineligible to rely on Regulation A in its offerings, it could result in a large number of subsidiary Companies investors demanding repayment in a short period of time, and the subsidiary Companies may not have funds to satisfy those demands.

We and the subsidiary Companies rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, in the event that the Company or a subsidiary Company is deemed to be an investment company under the Investment Company Act, it would no longer be eligible to offer its securities under Regulation A of the Securities Act. If this occurs, it could result in a large number of subsidiary Companies investors demanding repayment in a short period of time, and the Company and/or a subsidiary Company, as the case may be, may not have funds to satisfy those demands. As a result, the subsidiary Companies may be delayed in the delivery of funds and may be required to sell some of its assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company and/or a subsidiary Company, a applicable, would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, the Company and/or a subsidiary Company, as the case may be, could be subject to liability under Section 5 of the Securities Act.

In the event that the Company or a subsidiary Company is deemed to be an investment company under the Investment Company Act, and if said entity sells securities in reliance on Regulation A and operates as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(C) exemption of the Investment Company Act, for any securities sold by said entity in reliance on Regulation A, said entity could be liable for violating Section 5 of the Securities Act if any of the securities issued in the Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue an entity for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company and/or a subsidiary Company, as applicable, could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company and/or a subsidiary Company, as the case may be, was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company and/or a subsidiary Company, as the case may be, could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

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Risks Related to the Common Shares

The characteristics of the Common Shares may not satisfy your investment objectives.

The Common Shares may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing the Common Shares. The characteristics of the Common Shares may not satisfy your investment objectives, and may not be a suitable investment for you based on your ability to withstand a loss of principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Common Shares, you should consider your investment allocation with respect to the amount of your contemplated investment in the Common Shares in relation to your other investment holdings and the diversity of those holdings.

There is no public market for the Common Shares, and none is expected to develop.

Common Shares are newly issued securities. Although under Regulation A the securities are not restricted, Common Shares are still highly illiquid securities. No public market has developed nor is expected to develop for the Common Shares, and we do not intend to list the Common Shares on a national securities exchange or interdealer quotational system. You should be prepared to hold your Common Shares as they are expected to be highly illiquid investments.

The Company is controlled by its officers and directors.

The Company’s officers and directors currently hold over 94% of the Company’s Common Stock, and at the conclusion of the offering will continue to hold a significant percentage of the Company’s voting stock. As a result, investors in the offering may not have the ability to control or influence a vote of the shareholders.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Georgia, regardless of convenience or cost to you, the investor.

In order to invest in the offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Georgia, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

The Company’s Bylaws contain a forum selection and attorney’s fee shifting provision that requires disputes be resolved in state or federal courts in the State of Georgia, and further stipulates that the prevailing party in such dispute shall be entitled to reasonable attorney’s fees.

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, or (iii) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Georgia, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This, however, shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

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These choice of forum provisions may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. Stockholders who do bring a claim in the specified courts could face additional litigation costs in pursuing any such claim. The specified courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find these provisions of our governance documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on our business, financial condition or results of operations.

You are bound by the fee-shifting provision contained in our bylaws, which may discourage you to pursue actions against us and could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Section 7.4 of our bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.” Our bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act. There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, shareholders that acquire our shares in secondary transactions, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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Investors in the Common Shares may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in the Common Shares will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Georgia, which governs the agreements, by a federal or state court in the State of Georgia. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws. In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

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Marketing and Strategy

The Company will promote its platform and mobile app through its own monthly newsletter (“Noteworthy”) where financial tips and articles are shared as well as highlights of Worthy employees and technology features. The Worthy App is also promoted via the Apple and Android app stores. We also intend to build product awareness through our representatives speaking at national events such as financial and technology conferences. Marketing of subsidiary Companies will be conducted primarily by the management of the Company with professional and business advisers to growing companies.

Our strategy is to acquire the subsidiary Companies; to complete a Regulation A Offering and commence investment activities for Worthy Wealth Realty, Inc., and Worthy Wealth Senior Living, Inc.; to organize and fund (via Reg A offerings) a “portfolio” of additional wholly owned subsidiaries to offer a variety of debt and equity real estate oriented securities; to introduce new educational products and crowdfunding events to our users; and to expand our network of online information, social networking, and institutional (colleges and universities, charities, trade organizations, and employer) sources of introductions and referrals to our targeted users.

Subject to the successful completion of the Worthy Wealth Reg-A Offering and the closing of the Acquisition, one of our primary goals at Worthy for 2024 and beyond is to find additional ways to grow and bring value to our Worthy community members. We will do this through building out a community section on the Worthy Website and the Worthy App where we will offer financial educational resources, more opportunities for our members to be highlighted, as well as offer additional products and services of interest to them. This will also provide us with an additional revenue stream as we can earn marketing fees as part of these product offerings.

Ultimately, our objective is to bring our members great deals on products and services that will complement their lifestyle, save as well as earn them money, and help them achieve their personal and financial goals.

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Executive Offices

Our office is located at 11175 Cicero Dr., Suite 100 Alpharetta, GA 30022. Worthy Management also provides office space to us under the terms of the Management Services Agreement described above. As described therein, we reimburse Worthy Management for our portion of the total office expenses associated with this office space.

Competitors and Industry

Industry

The survival and growth of small businesses depends on access to credit. Banks are the most common source of external credit for small businesses but given the current consolidation trend in U.S. banking, and the continued decline in the number of small banks, there have been significant negative effects on the availability of capital for U.S. companies. Fortunately, over the past decade, additional options for small businesses have emerged with the growth of new technology-enabled lenders. These fintech companies identified the gaps in the small business lending market.

According to a survey by the Small Business Administration, small business non-equity financing of all types amounted to over a trillion dollars. The Company’s lending subsidiaries are a part of this growing market.

Competitors

We compete with other companies that lend to real estate developers. These companies include traditional banks, a number of specialized financial providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individuals have already begun to pursue expanding their services to business lending.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract customers more effectively than we do.

When new competitors look to enter our market, or when existing industry participants look to increase their market share, they sometimes reduce the pricing and credit terms common in that market, which could adversely affect our business. Our pricing and credit terms could decline if we make an effort to meet these competitive challenges. Further, to the extent that the fees we pay to our partners and borrower referral sources are not competitive with those paid by others, these partners and sources may move their business elsewhere, resulting in us originating less loans. The consequence of these competitive pressures could also cause us to reduce the interest rates we charge to our customers. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

Competitive Strengths

We believe we will benefit from the following competitive strengths:

Technology. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted primarily to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials.

We will focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small developer mortgage industry. We believe that this area is one of our competitive strengths because we believe that there are not many lenders who are servicing these borrowers which leaves more room for the Company to pursue opportunities in this sector. Additionally, we believe that this area is one of our competitive strengths because many other lenders are not interested in loans to small developers who seek to finance their real estate to provide funds for short-term development of their properties. However, despite our intentions, we may never be profitable in this sector.

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No Public Market

No public market has developed nor is expected to develop for the Common Shares and we do not intend to list the Common Shares on a national securities exchange, Alternative Trading System, or interdealer quotational system.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Wealth Management for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

Governmental Regulation

The regulatory framework for nonbank online lending platforms is evolving and uncertain. We are affected by laws and regulations, and judicial interpretations of those laws and regulations, that apply to businesses in general, as well as to commercial lending. This includes a range of laws, regulations and standards that address information security, privacy, fair lending and anti-discrimination, fair sales/marketing practices, transparency, credit bureau reporting, anti-money laundering and sanctions screening, commercial lending, licensing and interest rates, among other things. Because our subsidiaries are not banks and are engaged in commercial lending, they are not subject to certain of the laws and rules that only apply to banks and that has federal preemption over certain state laws and regulations.

State Interest Rate Regulations

Although the federal government does not regulate the maximum interest rates that may be charged on commercial loan transactions, many states have enacted laws specifying the maximum legal interest rate at which loans can be made in their state. The loan agreements relating to loans that the subsidiary Companies will originate are by their terms governed by Georgia law. Georgia does not have rate limitations on commercial loans of $100,000 or more or licensing requirements for commercial lenders making such loans. Our underwriting team and senior members of our credit risk team are headquartered in Boca Raton, Florida.

Intellectual Property

The Company intends to hold two registered trademarks, Worthy™, and I am Worthy™.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and could remain an “emerging growth company” until as late as October, 2026.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

DESCRIPTION OF PROPERTIES

At the date of this Annual report, the Company does not own real property and currently leases our offices in Alpharetta, Georgia.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

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Formation

We were incorporated under the laws of the State of Georgia on July 11, 2023. The Company has authorized 10,000,000 shares of its common stock, at a par value of $0.0001 per share. The Company negotiated, but not yet closed, a Stock Purchase Agreement, by and between the Company and WFI. The Company intends to acquire 100% of the issued and outstanding shares of the Worthy Companies, and thereby 100% of the issued and outstanding shares of their subsidiaries, the Worthy Lending Entities. The Company formed WWR as a wholly owned subsidiary on March 4, 2024 and WWSL on December 3, 2024.

The Company will own a fintech platform and the Worthy App that allows its users to digitally purchase our subsidiaries’ Bonds. Purchases can be made in several ways including by rounding up the users’ debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars to purchase Common Shares from the Company or Worthy Bonds from the Companies Subsidiaries. The Company will further also own its proprietary website, the Worthy Fintech Platform, allowing direct purchases of Worthy Bonds.

Through the Companies’ respective lending subsidiaries, WWR, WWSL and additional to be formed subsidiaries, the Company intends to make first mortgage real estate loans primarily to developer borrowers and to acquire ownership interests in real estate.

The Companies’ revenues are primarily derived from interest on their loans and mortgage loans receivable, as well as other income from cash and investments which includes interest and dividend income. Interest income represents interest earned on investments and cash on deposit. For term loans, subsidiaries recognize interest income over the terms of the underlying loans.

Our business will be primarily conducted through our operating subsidiaries, respectively. Under our subsidiaries’ business models, we intend to generate revenue in multiple ways, through:

●	interest generated from each loan that we make;
●	distributions from real estate investments; and
●	fees from ancillary services that we may introduce to our Worthy members.

Liquidity and capital resources

General

At June 30, 2025, we had total shareholders’ equity of approximately $688,000 as compared to $58,000 shareholders’ equity at June 30, 2024. Our total assets increased substantially at June 30, 2025 as compared to $90,000 at June 30, 2024, which principally reflects approximately $706,000 in cash on hand from the sale of Common Shares. Our total liabilities also increased substantially since inception, which is principally related to the liabilities of approximately $87,000 associated with professional fees.

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To date, the working capital deficit has been funded by capital infusions to the Company through funds raised in equity financings. One of the primary uses of proceeds of the Offering is to fund the closing of the Acquisition.

Net cash used in operating activities at June 30, 2025 was approximately $214,000. Cash was used primarily to fund our losses.

We plan to finance our operations going forward from the proceeds of monthly license fees payable by each of our wholly-owned subsidiaries. In addition, we anticipate generating revenue directly from online educational programs to be introduced through our Education Division and marketing products and services of other providers and brands to the community of Worthy users. We also anticipate the receipt of equity capital from the proceeds of the Companies Regulation A Offering. With respect to the Offering, of the first $33,000,000 raised in the offering, 10% will be utilized by us for general working capital purposes (including, the funding of our subsidiaries, and, potentially, the formation of additional subsidiaries), and 90% will be utilized to fund the acquisition of the Target Companies under the SPA, with all additional proceeds raised in the offering to be utilized by us for general working capital purposes.

Going Concern

The Company is dependent upon proceeds from sales of Common Shares for working capital, and has incurred operating losses since inception. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of approximately $387,000 and had cash used in operations of approximately $214,000 for the year ended June 30, 2025. The net losses incurred from inception have resulted in a shareholders’ equity and accumulated deficit of approximately $688,000 and $591,000 at year end June 30, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2023, the Company began to incur operating expenses, however, the Company is filing a Form 1-A Regulation A Offering Statement which allows the Company to raise funds.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in enough additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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Throughout the next 12 months, the Company intends to fund its operations, including the closing of the Acquisition, with funding from sales of Common Shares, including the net proceeds of the Offering and net profits generated from our subsidiaries’ loan portfolio. If the Company cannot raise any additional short-term capital, the Company may consume all of its cash reserved for operations and not be able to close the Acquisition. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of the Company’s planned development, which could harm its business, financial condition and operating results. The balance sheet does not include any adjustment that may result from these uncertainties.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of June 30, 2025.

Indebtedness

The Company has no indebtedness other than legal and auditing fees associated with the Offering.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this 1-K report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table provides information on our current executive officers and directors:

Name	Age	Positions
Sally Outlaw	62	President, Chief Executive Officer, and Director
Alan Jacobs	83	Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Director
James Eichmann	60	Chief Technology Officer
Jungkun Centofanti	58	Senior Vice President, Chief Administrative Officer and Corporate Secretary
Christopher Carter	63	Director
John Crittenden	58	Director

26

Sally Outlaw is a life-long entrepreneur who is passionate about opening up economic opportunity for all. She serves as our President, Chief Executive Officer and as a member of our Board of Directors. Since 2016, she has also served as Chief Executive Officer of Worthy Financial, Inc. and its wholly owned subsidiaries. Ms. Outlaw is primarily responsible for long-term strategy, product development, and implementing the company vision. From October 2010 to December 2015, she was the president of Peerbackers, LLC, which engaged in all aspects of crowd funding and provided services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through the JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers Advisory LLC, an inactive SEC-registered investment advisor, prior to its voluntary dissolution on January 16, 2021. Ms. Outlaw is also a licensed real estate broker. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984. Ms. Outlaw brings extensive knowledge and experience in the FinTech industry which we believe will be of great value to the Company.

Alan Jacobs has more than 50 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and entrepreneur/senior executive of both private and public companies. He serves as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and as a member of our Board of Directors. Since 2016, he has also served as Executive Vice President, Chief Operating Officer, and director of Worthy Financial, Inc. and its wholly owned subsidiaries. Prior to joining the Worthy companies, he had been engaged as a business consultant for various early-stage companies. From 2016 to 2018, Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning, and corporate development. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and a law degree from Columbia University in 1966.

James (“Jim”) Eichmann serves as our Chief Technology Officer and is responsible for all aspects of product development, IT, and security. He has also served as Chief Technology Officer of Worthy Financial, Inc. Prior to joining Worthy, he was with a FinTech company, Billtrust, for 18 years where he held positions as CTO, Chief Data Officer and oversaw revenue-generating product lines. At Billtrust, he helped grow the billing and payments company to over 500 employees and $100 million in revenue while managing a team of 150 engineers across multiple product lines. He also built the security and compliance teams to focus on payment industry and ACH audits and requirements. Prior to Billtrust, Jim held a position as Executive VP of Research and Development at PayTrust, managing a 24 x 7 data center operation and a $20 million budget. Jim is a New Jersey CIO of the Year honoree and technology speaker at multiple New Jersey conferences. He has published articles addressing digital transformation and is a former board member for several technology organizations.

Jungkun (“Jang”) Centofanti serves as our Senior Vice President, Chief Administrative Officer, and Corporate Secretary. Since August 2018 she has also served as an officer of Worthy Financial, Inc. and its subsidiaries. Ms. Centofanti has more than 30 years of operational and management experience, which we believe will be of great value to our Company. From September 2016 to July 2018, she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration and marketing. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

Christopher Carter serves as a member of our Board of Directors. Mr. Carter is Principal of Chris Carter Consulting, a boutique consulting firm that provides Venture Development, Strategic Business Advisory and Interim Management Services to corporations and VC backed enterprises. He also serves as an Entrepreneur in Residence for the University of Florida’s Innovation Venture Capital Fund and has served in executive positions leading Strategic Ventures and Investments, Corporate Development, and Financial Management teams for divisions of Fortune 500 corporations in the Telecommunications, Cable Television and Consumer Electronics industries. Mr. Carter received his Master’s in Business Administration degree from Loyola University in Maryland.

John Crittenden serves as a member of our Board of Directors. Mr. Crittenden is an entrepreneur with broad experience across asset management, sales and marketing, consumer financial brands, and digital wealth management platforms. He is Founder and Director of Strategy and Partnerships of Mondigi, a platform making it easy to search for, learn about, and select the right digital financial services and tools for consumers. Prior to founding Mondigi, he was one of the earliest executives as Director of Institutional Services at Acorns, one of the first and most successful robo-advisor platforms focused on wealth management, where he also served as Chair of the Investment Policy Committee. He is a Chartered Alternative Investment Analyst (CAIA) and has a Certificate in Wealth Management from NYIF.

Mr. Crittenden resigned from the Board of Directors on September 19, 2025.

27

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation, or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company’s fiscal year ends on June 30th of each year. The Company will negotiate an appropriate compensation package for each executive officer and director, upon closing of the Acquisition.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table sets out, as of June 30, 2025, the voting securities of the Company that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities.

Name and Address of Beneficial Owner(1)	Title of Class of Stock	Amount	Nature of Beneficial Ownership	Percentage of Class
Sally Outlaw	Common Stock	1,803,000 shares	Direct	58.0%
Alan Jacobs	Common Stock	1,006,000 shares	Direct	32.0%
Jungkun “Jang” Centofanti	Common Stock	202,500 shares	Direct	7.0%
James Eichman	Common Stock	12,500 shares	Direct	*
Christopher Carter	Common Stock	12,500 shares	Direct	*
All WVI officers and directors as a group (seven persons)	Common Stock	3,036,500 shares	N/A	97.0%

(1) The business address for the shareholders listed is One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, FL 33487.

* Less than 1%.

Stock Option Plan

On February 26, 2024, the Company adopted, by Unanimous Written Consent of the Board of Directors, the Worthy Wealth, Inc. 2024 Key Employee and Advisors Stock Option Plan (the “Stock Option Plan”). The Board of Directors further approved the grant of Options to purchase a total of 120,000 Common Shares to seven employees, exercisable at $5.00 per share, which shall vest 50% after one year and 50% after two years from the date of the grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are subject to a number of conflicts of interest and related party transactions arising out of our relationship with WFI and the Target Companies, and the Acquisition, including the following:

●	Our Company has several officers and directors who are also officers and directors of WFI and the Target Company, as follows, and, accordingly, such persons have fiduciary obligations to other entities as well as to the Company:

28

Name of Person	Company Positions	WFI Positions	WPB Positions	WPB2 Positions
Sally Outlaw	President, Chief Executive Officer, and Director	President, Chief Executive Officer and Director	Director	Director
Alan Jacobs	Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Director	Executive Vice President, Chief Operating Officer and Director	Treasurer, Chief Financial Officer, Secretary and Director	Treasurer, Chief Financial Officer, Secretary and Director
James Eichmann	Chief Technology Officer	Chief Technology Officer	None	None
Jungkun Centofanti	Senior Vice President, Chief Administrative Officer and Corporate Secretary	Senior Vice President, Chief Administrative Officer and Corporate Secretary	None	None

●	The Company has independent directors on its Board of Directors, as does WFI on its Board of Directors, none of which have positions at the other company;

●	In addition to being officers and directors of both companies, Ms. Outlaw and Mr. Jacobs are each shareholders of both the Company and WFI, although neither has, nor will have, 50% or more stock ownership in both entities;

●	The terms of the Management Services Agreement with WWM, to be executed upon the initial closing of the offering and the closing of the Acquisition, will not be negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by WWM in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by certain of our executive officers and directors who are also executive officers and directors of WWM; and

●	Upon the closing of the Acquisition, the Company and WFI will enter into the following agreements: (i) Domaine Name Assignment pursuant to which WFI assigns and transfers to the Company all of WFI’s right, title and interest in and to certain domain names set forth therein; (ii) FinTech Assignment Agreement pursuant to which WFI assigns and transfers to Buyer WFI’s FinTech Platform, and all underlying technology, and (iii) FinTech License Agreement pursuant to which the Company licenses the Worthy Fintech Platform to WFI for use with respect to WFI’s remaining subsidiaries.

There are no assurances that any conflicts which may arise will be resolved in our favor.

The material terms of the foregoing agreements, to be executed at the closing of the Acquisition, are as set forth below:

●	FinTech Assignment Agreement - the FinTech Assignment Agreement, contains the following terms and conditions:

○	Prior to the closing of the Acquisition, WFI has been the owner of a proprietary software platform to facilitate the purchase of securities and allow investors to view information about their investment accounts (the “Worthy Platform”).
○	Pursuant to the Fintech Assignment Agreement, WFI will assign to the Company, all of WFI’s right, title, and interest in and to the Worthy Platform.
○	The consideration payable by the Company to WFI with respect to the agreement is the purchase consideration payable in the Acquisition.

29

●	FinTech License Agreement – the FinTech License Agreement contains the following terms and conditions:

○	The Company will have acquired, in connection with the closing of the Acquisition, from WFI the Worthy Platform.
○	In order to enable WFI to continue to use the Worthy Platform with its customers, the Company will license the Worthy Platform back to WFI.
○	The license will be a non-exclusive, royalty-free license to use the Worthy Platform.
○	The Company shall provide ongoing support and maintenance services to ensure that the Worthy Platform performs as intended.

●	Management Services Agreement with WWM – the Management Services Agreement contains the following terms and conditions:

○	Upon the initial closing of the Acquisition, this agreement will enable a cost-sharing effort to more efficiently utilize personnel throughout the Company and its subsidiaries. As a result, our executive officers and the other personnel which provide services to us will all be employed by WWM.
○	The terms of the Management Services Agreement will provide for WWM to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to WWM.
○	The terms of the Management Services Agreement will provide that the Company agrees to reimburse WWM for the costs incurred by WWM in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WWM under the Management Services Agreement.
○	The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WWM in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WWM based upon the amount of time they devote to the Company, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement.
○	The initial term of the Management Services Agreement will be three years and will automatically renew for successive one year terms. The Management Services Agreement will be terminable at any time upon 30 days’ prior written notice from one party to the other.

SECURITIES BEING OFFERED

General

The Company is offering up to 4,000,000 shares of common stock (the “Common Shares”).

The following description summarizes the most important terms of the Common Shares. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s articles of incorporation (the “Articles”) and bylaws (the “Bylaws”), copies of which have been filed as exhibits to this 1-K report. For a complete description of the Company’s Common Shares, you should refer to the Articles, the Bylaws and the applicable provisions of Georgia law.

Capital Stock

At the date of this 1-K report, the Company’s authorized capital stock consists of 10,000,000 shares of Common Stock, $0.0001 par value per share.

At the date of this 1-K report, the only securities of the Company issued and outstanding are 3,151,260 Common Shares.

30

Common Stock

Voting rights

The holders of shares of our Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

Dividend rights

Subject to preferences that may be granted to any then outstanding shares of preferred stock, holder of Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distribution to the shareholders. The payment of dividends on our Common Shares will be a business decision to be made by our Board of Directors from time to time based upon the results of our operations, our financial condition and any other factors that our Board of Directors considers relevant. Payment of dividends on our Common Shares may be restricted by law and by loan agreements, indentures and other transactions entered into by us from time to time. We have never paid a dividend on our Common Shares and we do not intend to pay dividends in the foreseeable future, which means that holders of Common Shares may not receive any return on their investment from dividends.

Rights to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of our Common Shares are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of the holders of our Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock and any additional classes of preferred stock that we may designate in the future.

Rights and Preferences

Holders of the Common Shares have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Common Shares.

What It Means to be a Minority Holder

A minority stockholder of shares of our Common Shares has a limited ability, if at all, to influence our policies and any other corporate matter, including the election of directors, changes to our corporate governance documents, additional issuances of securities, company repurchases of securities, a sale of the Company or the assets of the Company, or transactions with related parties.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in this 1-K report under “Management – Management Services Agreement with Worthy Wealth Management,” Under the terms of the Management Services Agreement, WWMI agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to WWMI. Pursuant to the Management Services Agreement, the Company agreed to reimburse WWMI for the costs incurred by WWMI in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WWMI under the Management Services Agreement. The reimbursement amounts payable to WWMI by the Company will accrue until the Company can make reimbursement payments to WWMI from the proceeds of the offering allocated to working capital. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WWMI in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WWMI based upon the amount of time they devote to us, as well as an allocation of our office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WWMI in paying for the staff and office expenses for the Company under the Management Services Agreement and as WWMI has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WWMI. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

31

Security Ownership of Management and Certain Security holders

The following table sets out, as of June 30, 2025, the voting securities of the Company that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities.

Name and Address of Beneficial Owner(1)	Title of Class of Stock	Amount	Nature of Beneficial Ownership	Percentage of Class
Sally Outlaw	Common Stock	1,803,000 shares	Direct	58.0%
Alan Jacobs	Common Stock	1,006,000 shares	Direct	32.0%
Jungkun “Jang” Centofanti	Common Stock	202,500 shares	Direct	7.0%
James Eichman	Common Stock	12,500 shares	Direct	*
Christopher Carter	Common Stock	12,500 shares	Direct	*
All WVI officers and directors as a group (seven persons)	Common Stock	3,036,500 shares	N/A	97.0%

(1) The business address for the shareholders listed is One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, FL 33487.

* Less than 1%.

Stock Option Plan

On February 26, 2024, the Company adopted, by Unanimous Written Consent of the Board of Directors, the Worthy Wealth, Inc. 2024 Key Employee and Advisors Stock Option Plan (the “Stock Option Plan”). The Board of Directors further approved the grant of Options to purchase a total of 120,000 Common Shares to seven employees, exercisable at $5.00 per share, which shall vest 50% after one year and 50% after two years from the date of the grant.

Operations – Management Services Agreement with Worthy Wealth Management

We intend to enter into a Management Services Agreement (the “Management Services Agreement”) with Worthy Wealth Management, Inc., (“WWM”) an affiliate. The purpose of this operational structure is to undertake a cost-sharing effort to more efficiently utilize personnel throughout the Company and its subsidiaries. As a result, our executive officers and the other personnel which provide services to us will all be employed by WWM.

The terms of the Management Services Agreement will provide for WWM to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to WWM.

The terms of the Management Services Agreement will provide that the Company agrees to reimburse WWM for the costs incurred by WWM in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WWM under the Management Services Agreement. The reimbursement amounts payable to WWM by the Company will accrue until the Company can make reimbursement payments to WWM from the proceeds of the offering allocated to working capital and distributions from the target companies, which reimbursement payments will be made in advance on a monthly basis.

32

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WWM in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WWM based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WWM in paying for the staff and office expenses for the Company under the Management Services Agreement and as WWM has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WWM.

There will be no fees under the Management Services Agreement.

The initial term of the Management Services Agreement will be three years and will automatically renew for successive one year terms. The Management Services Agreement will be terminable at any time upon 30 days’ prior written notice from one party to the other.

Item 2. Other Information.

None.

Item 3. Financial Statements.

33

WORTHY WEALTH, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Worthy Wealth, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Wealth, Inc. and Subsidiaries (the “Company”) as of June 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended June 30, 2025 and for the period from July 11, 2023 (inception) to June 30, 2024, and the related consolidated notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2025 and 2024, and the consolidated results of its operations and comprehensive loss and its cash flows for the year ended June 30, 2025 and for the period from July 11, 2023 (inception) to June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss and cash used in operating activities of approximately $387,000 and $214,000, respectively, for the year ended June 30, 2025. The Company also had an accumulated deficit of approximately $591,000 at June 30, 2025. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2023.

Coral Springs, Florida

October 28, 2025

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Pkwy, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

Worthy Wealth, Inc.

Consolidated Balance Sheets

June 30, 2025 and 2024

	As of
	June 30, 2025	June 30, 2024
ASSETS

Assets
Cash	$706,513	$90,023
Investments	89,689	-
TOTAL ASSETS	$796,202	$90,023

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable	$86,899	$32,372
Accrued expenses	5,961	-
Due to related parties, net	15,434	-
Total Liabilities	108,294	32,372

Commitments and Contingencies (Note 8)

Shareholders’ Equity
Common Stock, par value $0.0001, 10,000,000 shares authorized, and 3,151,260 and 3,111,500 shares issued and outstanding at June 30, 2025 and June 30, 2024, respectively	315	311
Preferred stock, par value $0.001, 7,500,000 shares authorized and 0 shares issued and outstanding	-	-
Accumulated other comprehensive loss	296	-
Additional Paid-In Capital	723,625	261,249
Accumulated Deficit	(590,845)	(203,909)
Equity attributable to Worthy Wealth shareholders	133,391	-
Equity attributable to non-controlling interest	554,517	-
Total Shareholders’ Equity	687,908	57,651

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$796,202	$90,023

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Worthy Wealth, Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

	Year ended June 30, 2025	Period from July 11, 2023 (Inception) through June 30, 2024
Operating Revenue	$-	$-

Cost of Revenue	-	-

Gross profit (loss)	-	-

Operating expenses
General and administrative expenses	465,191	253,909
Compensation and related expenses	14,915	-
Sales and marketing expenses	6,857	-
Total operating expenses	486,963	253,909

Loss from operations	(486,963)	(253,909)

Other income	100,027	50,000

Net Loss attributable to non-controlling interest	-	-
Net Loss attributable to Worthy Wealth, Inc.	$-	$-

Net Loss	$(386,936)	$(203,909)

Other comprehensive income:
Unrealized gains (loss) on available for sale debt securities	296	$-
Comprehensive loss	$(386,640)	$(203,909)

Net loss per common share - basic and diluted	$(0.12)	$(0.07)
Weighted average number of shares outstanding - basic and diluted	3,127,401	3,093,583

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Worthy Wealth, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the Year ended June 30, 2025 and Period from July 11, 2023 (Inception) through June 30, 2024

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non Controlling Interest	Total

Balance at July 11, 2023	-	$-	$-	-	$-	$-	$-

Common shares issued for cash	111,500	11	222,989	-	-	-	223,000

Common shares issued at par value	3,000,000	300	-	-	-	-	300

Vesting of stock options	-	-	38,260	-	-	-	38,260

Net loss	-	-	-	-	(203,909)	-	(203,909)

Balance at June 30, 2024	3,111,500	$311	$261,249	$-	$(203,909)	$-	$57,651

Unrealized gain (loss) on available for sale debt securities	-	$-	$-	$296	$-	$-	296

Common shares issued for cash	39,760	4	347,596	-	-		347,600

Capital contribution from non-controlling interests	-	-	-	-	-	556,770	556,770

Dividends payable – non-controlling interests	-	-	-	-	-	(2,253)	(2,253)

Vesting of stock options	-	-	114,780	-	-	-	114,780

Net loss	-	-	-	-	(386,936)	-	(386,936)

Balance at June 30, 2025	3,151,260	$315	$723,625	$296	$(590,845)	$554,517	$687,908

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Worthy Wealth, Inc.

Consolidated Statements of Cash Flows

For the Year ended June 30, 2025 and Period from July 11, 2023 (Inception) through June 30, 2024

	Year ended June 30, 2025	Period from July 11, 2023 (Inception) through June 30, 2024

Cash flows from operating activities:
Net loss	$(386,936)	$(203,909)
Adjustments to reconcile net loss to cash used in operating activities:
Changes in working capital items:
Stock based compensation	114,780	38,260
Accounts payable	54,526	32,372
Accrued expenses	3,708	-

Cash used in operating activities	(213,922)	(133,277)

Cash flows from investing activities:
Purchase of Treasury bills	(89,393)	-

Cash used in investing activities	(89,393)	-

Cash flows from financing activities:
Capital contribution from non-controlling interests	556,770	-
Common shares issued for cash	347,600	223,300
Due to related party	15,434	-

Cash provided by financing activities	919,804	223,300

Net change in cash	616,490	90,023

Cash at beginning of period	90,023	-

Cash at end of period	$706,513	$90,023

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Dividends payable of non-controlling interests	$2,253	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Wealth, Inc., a Georgia corporation, (the “Company,” “WWI”, “we,” or “us”) and was founded in July of 2023. This early-stage company will, through wholly owned subsidiaries to be acquired or organized, primarily make real estate loans secured by mortgages or acquire equity interests in real estate. The Company intends to acquire a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Wealth Housing Bonds. The “users” may also use additional funds to purchase Worthy Wealth Housing Bonds. WW will own or have rights to the technology on the website. This technology is defined as the “Worthy Technology Platform.”

Worthy Wealth Realty, Inc., a Georgia corporation (“WWR”) and wholly owned subsidiary of the Company was founded in March of 2024. This early-stage company will primarily make real estate loans secured by mortgages or acquire equity interests in residential related real estate. We will offer our Worthy Wealth Housing Bonds in $10.00 increments on a continuous basis directly through the Worthy Wealth website via computer or the Worthy App, to fund our loans.

Worthy Wealth Senior Living, Inc., a Georgia corporation (“WWSL”) and wholly owned subsidiary of the Company was founded in December of 2024. This early-stage company will primarily invest in, purchase and resell senior living facilities.

Worthy Wealth Management, Inc., a Georgia corporation (“WWM”) and a wholly owned subsidiary was founded on February 7, 2025. We intend to enter into a Management Services Agreement (the “Management Services Agreement”) with Worthy Wealth Management, Inc.

The Company’s year-end is June 30.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of approximately $387,000 and had cash used in operations of approximately $214,000 for the year ended June 30, 2025. The net losses incurred from inception have resulted in an accumulated deficit of approximately $591,000 at June 30, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the offering will result in enough additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, Worthy Wealth Management, Inc., Worthy Wealth Realty, Inc. and Worthy Wealth Senior Living, Inc.

All intercompany accounts and transactions have been eliminated in consolidation.

The Company consolidates entities in which it has a controlling financial interest, which generally exists when the Company owns, directly or indirectly, more than 50% of the voting interests or otherwise has the power to direct the activities that most significantly affect the entity’s economic performance.

Noncontrolling interests represent equity interests in consolidated subsidiaries that are not attributable, directly or indirectly, to the Company. Noncontrolling interests are presented separately within the equity section of the consolidated balance sheets, and the portion of net income or loss attributable to noncontrolling interests is presented separately in the consolidated statements of operations, which is $0 for both periods presented since the non-controlling percentage does not represent a voting interest in WWSL. Thus, no portion of their net income or loss needs to be allocated to non-controlling interest. Refer to Note 9, for additional information.

On February 7, 2025, the Company’s wholly owned subsidiary, Worth Wealth Senior Living, Inc. issued Series A Preferred Stock with a $0.001 par value and $10.00 stated value per share. These shares represent a noncontrolling interest in the consolidated financial statements.

Changes in the Company’s ownership interests in consolidated subsidiaries that do not result in a loss of control are accounted for as equity transactions. When the Company ceases to have a controlling interest in a subsidiary, the related assets, liabilities, and noncontrolling interests are deconsolidated, and any retained interest is remeasured to fair value, with any resulting gain or loss recognized in earnings.

F-7

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, estimates of the valuation allowance on deferred tax assets, valuation of share-based payments, valuation of investments held and due to related parties.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short-term interest-bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

The Company is subject to potential concentrations of credit risk in its cash accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at June 30, 2025 and 2024. The Company places its cash with high quality financial institutions. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. The Company places its cash with high quality financial institutions. As of June 30, 2025 and 2024, the Company is in excess of FDIC insurance limits by $306,770 and $0, respectively. As of June 30, 2025 and 2024, the Company is not in excess of SIPC limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and accrued expenses. The carrying amount of these financial instruments approximate fair value due to the short-term nature of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price), we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

F-8

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2025	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Available for sale debt securities:
Treasury Bills	$89,689	$89,689	$-	$-
Total available for sale securities	89,689	89,689	-	-

Total recurring fair value measurements	$89,689	$89,689	$-	$-

F-9

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

Investments

The Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Investments consist of various debt and equity investments, although only treasury bills at June 30, 2025. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies debt instruments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost if (i) the Company has the intent and ability to hold the investments for a period of at least one year and (ii) the contractual maturity date of the investments is greater than one year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statements of operations and comprehensive loss on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations and comprehensive loss if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through interest earned. For term loans, we will recognize interest income.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statements of operations.

F-10

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the consolidated financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to it’s financial position.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the consolidated financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

The Company’s tax returns for the fiscal years 2024 through 2025 remain subject to potential examination by taxing authorities.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net, income (loss) by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity on June 30, 2025 and 2024. The preferred shares are not dilutive as they are not convertible into common shares and are non-voting.

Stock-based compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards, and employee stock purchases based on estimated fair values.

ASC 718-10 is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation-Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

Costs incurred by our affiliate will be allocated to the Company for the purposes of preparing the financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the statements of operations include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future consolidated financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

F-11

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the annual period ended June 30, 2025.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheets which consist of securities held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. The Company typically invests in government bonds, asset backed securities, and U.S. treasury securities.

The following is a summary of the investments as of June 30, 2025:

	Cost	Unrealized Gain (Loss)	Fair Value	Percentage of Total
Available for Sale - Debt Securities
Treasury Bills	89,393	296	89,689	100%

Total Investments	$89,393	$296	$89,689	100%

NOTE 6. DUE TO AFFILIATE

We intend to enter into a Management Services Agreement (the “Management Services Agreement”) with Worthy Wealth Management, Inc. $15,434 and $0 was due to Worthy Management, Inc., an affiliate company, at June 30, 2025 and June 30, 2024, respectively.

F-12

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

NOTE 7. INCOME TAXES

For the year ended June 30, 2025 and 2024, the income tax provision for current taxes were $0. The Company’s tax returns for the fiscal years 2024 through 2025 remain subject to potential examination by taxing authorities.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of net operating loss carry forwards.

The components of the net deferred tax assets are as follows:

	Period ended June 30, 2025	Period ended June 30, 2024
Net Operating Loss	$117,112	$50,162
Less: Valuation allowance	(117,112)	(50,162)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at June 30, 2025 and 2024. The increase in the valuation allowance was $66,950.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the years ended June 30, 2025, and 2024 and the actual tax provisions for the year ended June 30, 2025, and the period ended June 30, 2024.

	June 30, 2025	June 30, 2024

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At June 30, 2025, and 2024, the Company had Federal net operating loss carry forwards of approximately $476,000 and $204,000, respectively. The net operating loss carry forward at June 30, 2025, can be carried forward indefinitely subject to annual usage limitations.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

NOTE 9. EQUITY

The Company has authorized 10,000,000 shares of common stock. On July 11, 2023, the Company was founded with the sale of 3,000,000 shares of our $0.0001 per share par value common stock for $300, to our officers and directors. The Company also sold 257,100 common stock for cash for $2.00 per share to our officers and other investors between August 31, 2023 and June 30, 2025.

F-13

WORTHY WEALTH, INC.

Notes to Consolidated Financial Statements

For the Year Ended June 30, 2025 and Period from July 11, 2023 through June 30, 2024

Noncontrolling Interest

As of June 30, 2025, Worthy Wealth Senior Living, Inc. (“Worthy Wealth”), a wholly-owned subsidiary of the Company, issued 55,677 shares of Series A Preferred Stock (the “Preferred Stock”) to third-party investors in exchange for $556,770. The Preferred Stock has a par value of $0.001 per share and a stated value of $10 per share.

The Preferred Stock is perpetual in nature and will remain outstanding indefinitely unless a redemption event is triggered by a sale of real estate. Upon the sale of a real estate investment, Worthy Wealth is required to redeem a pro rata portion of the Preferred Stock. In connection with such redemption, holders are entitled to receive (i) their stated value, (ii) any accrued but unpaid dividends, and (iii) 60% of the profit realized on the sale of the real estate investment.

Dividends on the Preferred Stock accrue at a rate of 5% per annum for the first three years from issuance, and 7% per annum thereafter. Dividends are payable annually.

The initial Dividend shall be payable on the one year anniversary date of the Initial Issuance Date, and thereafter quarterly, in arrears. As of June 30, 2025, dividends in the amount of $2,253 were in arrears and unpaid.

The Preferred Stock is not convertible into any other class of equity securities and carries no voting rights.

Although the Series A preferred stock is redeemable, it is contingent upon an uncertain future event that is within the control of the Company. Accordingly, it has been presented as permanent equity in the Company’s balance sheet as of June 30, 2025.

Stock Options

The 2024 Key Employee and Advisor Stock Option Plan allows for a maximum of 1,000,000 of shares of stock to be issued, subject to adjustment as set forth in the plan of a cumulative increase each January 1st through January 1, 2028 by a number of shares equal to the smaller of 3% of the number of shares issued and outstanding on the preceding December 31st, or an amount determined by the Board. As of June 30, 2025 880,000 shares of our common stock remain available for future stock option grants.

F-14

A summary of the Company’s stock options as of and for the period ended June 30, 2025 and 2024 are as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value

Outstanding at June 30, 2023	-	$-	$-	-	$-

For the period ended June 30, 2024:
Exercised	-	-	-	-	-
Forfeited	-	-	-	-	-
Granted	120,000	5.00	$1.91	9.67	-

Outstanding at June 30, 2024	120,000	$5.00	$1.91	9.67	$-

Outstanding and Exercisable at June 30, 2024	-	$-	$-	-	$-

For the period ended June 30, 2025:
Exercised	-	-	-	-	-
Forfeited	-	-	-	-	-
Granted	-	-	-	-	-

Outstanding at June 30, 2025	120,000	$5.00	$1.91	9.67	$-

Outstanding and Exercisable at June 30, 2025	-	$-	$-	-	$-

The following information applies to options outstanding at June 30, 2025:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$5.00	120,000	8.67	-	-

The following information applies to options outstanding at June 30, 2024:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$5.00	120,000	9.67	-	-

At June 30, 2025 there was $191,300 of unrecognized compensation cost related to stock options, with expense expected to be recognized ratably over the next 2 years. At June 30, 2024 there was $191,300 of unrecognized compensation cost related to stock options, with expense expected to be recognized ratably over the next 2 years.

During the period ended June 30, 2025, the Company granted 0 stock options to employees. During the period ended June 30, 2024, the Company granted 120,000 stock options to employees.

The fair value of the options granted was estimated on the date of the grant using the Black-Scholes option-pricing model based on the following assumptions for the period ended June 30, 2025 and 2024: expected volatility: 134%, based on comparative volatility, risk-free interest rates: 4.28%, expected life in years: 10, and assumed dividend yield: 0%.

The Company recorded stock-based compensation of $114,780 and $38,260 at June 30, 2025 and June 30, 2024, respectively.

NOTE 10. OTHER INCOME

The Company also received a contribution of $100,000 from a third party to assist the Company in funding its pre-operational organization expenses. This contribution, from a non-equity owner, was not to be paid back and was not for future services and therefore was recorded as other income.

NOTE 11. RELATED PARTIES

The Company has received capital contributions from its parent company, see note 9. Due to related parties at June 30, 2025, of $15,434 is due to an affiliate company, Worthy Management, Inc.

NOTE 12. SUBSEQUENT EVENTS

The Company has evaluated these consolidated financial statements for subsequent events through October 28, 2025. Management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Alpharetta, Georgia, on October 28, 2025.

Worthy Wealth, Inc.

October 28, 2025	By:	/s/ Sally Outlaw
Sally Outlaw, President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Annual Report has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sally Outlaw	President, Chief Executive Officer and Director	October 28, 2025
Sally Outlaw

/s/ Alan Jacobs	Chief Financial Officer, Secretary and Director	October 28, 2025
Alan Jacobs

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